Exhibit 10.4

February 27, 2026

Roman DBDR Acquisition Corp. II

3300 S. Dixie Hwy Ste 179

West Palm Beach, FL 33405

Attention: Dixon Doll, Jr.

Ladies and Gentlemen:

This is to confirm our amended and restated agreement (the “Agreement”) whereby Roman DBDR Acquisition Corp. II, a Cayman Islands exempted company ("Company"), has requested B. Riley Securities, Inc. (the "Advisor") to assist it in connection with the Company engaging in a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination (in each case, a "Business Combination") with one or more businesses (each a "Target") as described in the Company's Registration Statement on Form S-1 (File No. 333-282186) filed with the Securities and Exchange Commission ("Registration Statement") in connection with its initial public offering ("IPO"). This Agreement also confirms the terms whereby the Advisor will assist the Company and ThomasLloyd Climate Solutions B.V. (“ThomasLloyd”) in connection with a Business Combination. In connection with the Business Combination involving ThomasLloyd and the Company, both the Company and ThomasLloyd will become wholly-owned subsidiaries of a new holding company, TL Topco PLC. Following its formation, TL Topco PLC will sign a joinder agreement to this Agreement. References herein to ThomasLloyd include TL Topco PLC.

1.	Services and Fees.

(a)            The Advisor will, from time to time, upon the Company's request and in consultation with the Company:

(i)	Assist the Company in arranging meetings with its stockholders to discuss one or more potential Business Combinations, including discussions of the applicable potential Target's attributes;

(ii)	Introduce the Company to potential investors to purchase the Company's securities in connection with the Business Combination;

(iii)	Provide financial advisory services to assist the Company in the Company's efforts to obtain any stockholder approval for one or more Business Combinations, until such time as the Company has completed an initial Business Combination; and

(iv)	Assist the Company with any press releases and/or filings related to the Business Combination or related Target (the activities described in the foregoing clauses (i)-(iv), the "Services").

Notwithstanding anything to the contrary contained herein, the Services to be provided for hereunder will not include any solicitation of potential investors in connection with the IPO or Business Combination.

(b)            As compensation for the Services, the Company will pay the Advisor a cash fee equal to, in the aggregate, 4.5% of the gross proceeds received by the Company from the sale of its equity securities pursuant to the Registration Statement during the IPO, including any proceeds from the full or partial exercise of the underwriters' over-allotment option described therein (the "Fee"). The Fee shall be exclusive of any other fees which may become payable to the Advisor pursuant to any other agreement between the Advisor and the Company or the Target.

(i)	In regards to a Business Combination between the Company and ThomasLloyd, the Advisor has agreed to structure the payment of the Fee based upon the gross proceeds available to the combined company at the closing of the Business Combination, including (i) proceeds retained following the redemption deadline from the Roman DBDR Acquisition Corp. II trust account; (ii) any proceeds from a PIPE offering; and (iii) proceeds from any other source (collectively, the “Gross Proceeds”). The Company will pay the Advisor at closing:

•	30% of Gross Proceeds on the first $10,000,000 of Gross Proceeds, plus

•	10% of incremental Gross Proceeds exceeding $10,000,000 up to the total amount of the Fee.

If all or any portion of the Fee is not paid in full at closing, ThomasLloyd agrees and is obligated immediately upon the closing of the Business Combination to enter into a committed equity facility (the “CEF”) with B. Riley or an affiliated entity of B. Riley. If the Fee has not been paid in its entirety at closing or subsequent to closing then the ThomasLloyd agrees, taking into account market conditions and its impact on the stock price and approval of its board of directors, to maximize its use of the CEF, subject to standard ownership and volume limitations, and pay to B. Riley 30% of the net proceeds raised from the CEF until such time as the Fee is paid in full. If the Fee has not been paid in full by the twelve (12) month anniversary of the closing of the Business Combination, ThomasLloyd shall pay in cash to Advisor in immediately available funds the balance of the Fee outstanding.

ThomasLloyd grants Advisor the right to act in the following capacities following the consummation of the Business Combination:

(a)	At-the-Market Offering – B. Riley shall serve as lead distribution agent for any at-the-market offering (“ATM”) and shall receive underwriting compensation equal to 2.0% of the gross proceeds raised for a period of 24 months following the consummation of the Business Combination.

(b)	Capital Markets – Until the Fee is paid in full, B. Riley shall serve as joint lead underwriter and jo in t lead bookrunner in connection with any public offering of equity or equity-linked securities or other capital markets financing, with B. Riley receiving equal economics to other joint lead underwriters; and placement agent in any private offering of equity or equity-linked securities or other capital markets financing.

2.	Expenses.

At the Closing, the Company shall reimburse the Advisor for all reasonable costs and expenses incurred by the Advisor (including reasonable fees and disbursements of counsel) in connection with the performance of the Services hereunder.

3.	Company Cooperation; Information.

(a)            Company will provide full cooperation to the Advisor as may be necessary for the efficient performance by such Advisor of its obligations hereunder, including, but not limited to, providing the Advisor and its counsel, on a timely basis, all documents and information regarding the Company and Target that such Advisor may reasonably request or that are otherwise relevant to the Advisor's performance of its obligations hereunder (collectively, the "Information"); making the Company's management, auditors, suppliers, customers, consultants and advisors available to such Advisor; and, using commercially reasonable efforts to provide such Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisor of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to either Advisor's engagement hereunder.

(b)            Company agrees (i) that the Advisor shall have the right, in connection with its reasonable due diligence, (i) to retain counsel and other consultants and experts as it may deem necessary or desirable in connection with its reasonable due diligence (it being understood that the retention of any such consultant or expert or other advisor, other than outside legal counsel, will be made with the prior written approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed); (ii) to use its reasonable best efforts to ensure that, if requested by the Advisor, each counsel to the Company and to any other registrant provides customary legal opinions and negative assurance letters to such Advisor dated as of (x) the date of effectiveness of the business combination securities disclosure document, and (y) the date of the shareholder vote to approve the Business Combination, in form and substance reasonably satisfactory to the Advisor, (iii) to use its reasonable best efforts to ensure that, if requested by the Advisor, each accounting firm or firms that were retained by the Company, the Target or by any other registrant and that have audited any financial statements set forth in any business combination securities disclosure document provide customary "comfort letters" to the Advisor dated as of (x) the date of effectiveness of the business combination securities disclosure document, and (y) the date of the shareholder vote to approve the Business Combination; and (iv) to take and shall use its reasonable best efforts to take any other actions reasonably requested by the Advisor.

(c)            The Advisor shall not share with third parties any Information, presentations and/or materials about the Company, its stockholders and/or affiliates, the initial Business Combination and any Targets, to the extent that any such information is not already provided to the public in the Registration Statement unless the Advisor obtain the Company's prior written approval (which may be provided via email).

4.	Representations; Warranties and Covenants.

(a)            The Company represents, warrants and covenants to the Advisor that all Information it makes available to the Advisor by or on behalf of the Company in connection with the performance of their obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

(b)            The Advisor represents, warrants and covenants to the Company and ThomasLloyd that it (i) is not prohibited from entering into this Agreement by any other contract, agreement, law or order; (ii) will use personnel of required skill, experience and qualifications to perform the Services; and (iii) will provide written updates as to the performance of the Services as requested by the Company.

5.	Indemnity.

The Company shall indemnify the Advisor and its affiliates and directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex 1, the Advisor agrees, if there is no Closing, (i) they do not have any right, title, interest or claim of any kind in or to any monies in the Company's trust account ("Trust Account") established in connection with the IPO with respect to the Fee (each, a "Claim"); (ii) to waive any Claim they may have in the future as a result of, or arising out of, any Services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Fee.

6.	Use of Name and Reports.

Without the Advisor's prior written consent, neither the Company nor ThomasLloyd or any of their respective affiliates (nor any director, officer, manager, partner, member, employee or agent thereof) shall quote or refer to (i) either Advisor's name or (ii) any advice rendered by either Advisor to the Company or ThomasLloyd or any communication from either Advisor in connection with performance of their services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule.

7.	Status as Independent Contractor.

The Advisor shall perform its services as an independent contractor and not as an employee of the Company or ThomasLloyd or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisor shall not have authority to act for, represent or bind the Company or ThomasLloyd or any respective affiliate thereof in any manner, except as may be expressly agreed to by the Company or ThomasLloyd in writing. In rendering such services, the Advisor will be acting solely pursuant to a contractual relationship on an arm's-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisor nor any of the Advisor's officers, directors or personnel will owe any fiduciary duty to the Company or ThomasLloyd or any other person in connection with any of the matters contemplated by this Agreement.

8.	Potential Conflicts.

The Company and ThomasLloyd acknowledge that the Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing a wide range of investment banking and advisory services from which conflicting interests may arise. In the ordinary course of business, the Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company or ThomasLloyd, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict any Advisor or any of its affiliates in conducting such business. The Advisor and its affiliates may have interests that differ from the Company's and ThomasLloyd’s interests. The Advisor and its affiliates have no duty to disclose to the Company or ThomasLloyd, or use for the Company's or ThomasLloyd’s benefit, any information acquired in the course of providing services to any other party, engaging in any transaction or carrying on any other businesses.

9.	Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto except that the Advisor may terminate its obligation to provide services at any time with five business days' notice to the Company and upon receipt of such notice, the Company's obligation to pay the Fee and expenses incurred after terminate set forth in Sections l and 2, respectively, of this Agreement shall terminate. All other sections of this Agreement shall remain in full force and effect.

10.           Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or delivered by email and confirmed to the parties hereto as follows:

If to the Advisor:

B. Riley Securities, Inc.

299 Park Avenue

New York, NY 10171

Attention: [***]

If to the Company or ThomasLloyd:

Roman DBDR Acquisition Corp. II

3300 S. Dixie Hwy Ste 179

West Palm Beach, FL 33405

Attention: [***]

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, "Business Day" shall mean any day on which the commercial banks in the City of New York are open for business.

11.	Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

12.	Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such parties. The Company's engagement of any other consultant(s) shall not affect the Advisor's right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13.	Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

The Company and ThomasLloyd irrevocably submit to the exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement. The Company and ThomasLloyd irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Any such process or summons to be served upon the Company or ThomasLloyd may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 10 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and ThomasLloyd waive, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. Notwithstanding the foregoing, any action based on this Agreement may be instituted by the Advisor in any competent court. The Company and ThomasLloyd agree that the Advisor shall be entitled to recover all of their reasonable attorneys' fees and expenses relating to any action or proceeding and/or incurred in connection with the preparation therefor if it is the prevailing party in such action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.            Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

[Signature Page follows]

If the foregoing correctly sets forth the understanding between the Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

B. RILEY SECURITIES, INC.

By:
Name:	Jimmy Baker
Title:	Chief Executive Officer

Agreed and Accepted by:

ROMAN DBDR ACQUISITION CORP. II

By:
Name:	Dixon Doll, Jr.
Title:	Chief Executive Officer

Agreed and Accepted solely with respect to Sections 1,6, 7, 8, 9, 11, 13, and 14 by:

THOMASLLOYD CLIMATE SOLUTIONS B.V.

By:
Name:	Michael Sieg
Title:	Chief Executive Officer

[Signature page to Business Combination Marketing Agreement}

ANNEX l

Indemnification

In connection with the Company's engagement of B. Riley Securities, Inc. (together, the "Advisor") pursuant to that certain letter agreement ("Agreement") of which this Annex forms a part, Roman DBDR Acquisition Corp. II (the "Company") hereby agrees to indemnify and hold harmless the Advisor and its affiliates and their respective directors, officers, shareholders, agents, controlling persons (within the meaning of the federal securities laws) and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of stockholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred (collectively a "Claim"), that

(A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company's engagement of the Advisor, or (B) otherwise relate to or arise out of the Advisor's activities on the Company's behalf under the Advisor's engagement, and the Company shall reimburse any Indemnified Person for all fees, costs, expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any portion of any such Claim that is finally judicially determined by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the bad faith, gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) to the Company or any person claiming through the Company for or in connection with the Company's engagement of the Advisor except where such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the bad faith, gross negligence or willful misconduct of such Indemnified Person.

The Company further agrees that it will not, without the prior written consent of the Advisor, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not the Advisor is an Indemnified Person), the Company and the Advisor shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Advisor on the other, in connection with the Advisor's engagement referred to above, subject to the limitation that in no event shall the amount of the Advisor's contribution to such Claim exceed the amount of Fees actually received by the Advisor from the Company pursuant to such engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and the Advisor on the other, with respect to the Advisor's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which the Advisor is engaged to render services bears to (b) the Fee paid or proposed to be paid to the Advisor in connection with such engagement.

The Company's indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.